Exhibit 99.1

News Release

MODUSLINK REPORTS FINANCIAL RESULTS FOR FIRST QUARTER OF FISCAL 2014

WALTHAM, Mass.—Dec. 10, 2013—ModusLink Global Solutions™, Inc. (NASDAQ: MLNK) today reported financial results for its first quarter of fiscal year 2014 ended October 31, 2013. Results for that period are summarized in the following paragraphs. For a full discussion of the results, please see the Company’s quarterly report on Form 10-Q, which can be accessed through www.moduslink.com.

First Quarter Financial Summary

•	Net revenue of $191.4 million, a decrease of 2.9% compared to the first quarter of fiscal 2013

•	Gross margin of 11.5%, a 200 basis point improvement compared to 9.5% in the first quarter of fiscal 2013

•	SG&A expenses of $18.1 million, a 25.0% reduction compared to the first quarter of fiscal 2013

•	Operating income of $2.6 million compared to operating loss of $7.3 million in the first quarter of fiscal 2013

•	Adjusted EBITDA of $8.5 million compared to $2.1 million in the first quarter of fiscal 2013

•	Net income of $0.6 million, or $0.01 per diluted share, compared with net loss of $10.7 million, or $0.24 per share, in the first quarter of fiscal 2013

ModusLink reported net revenue of $191.4 million for the first quarter of fiscal 2014, compared to $197.1 million in the first quarter of fiscal 2013. Operating income for the first quarter of fiscal 2014 was $2.6 million, compared to an operating loss of $7.3 million in the first quarter of the previous year. Net income for the first quarter of fiscal 2014 was $0.6 million, or $0.01 per diluted share, which included net income from discontinued operations of $0.1 million. For the first quarter of the previous year the Company reported a net loss of $10.7 million, or $0.24 per share, which included a net loss from discontinued operations of $0.8 million, or $0.02 per share.

Improvement in operating income and Adjusted EBITDA for the first quarter of fiscal 2014 was primarily driven by improved operational effectiveness and lower overhead support costs. Favorable revenue mix and the results of the Company’s cost reduction actions contributed to a 200 basis point improvement in gross margin to 11.5% for the first quarter of fiscal 2014. In addition, lower employee-related expenses, primarily due to ModusLink’s cost reduction actions, and reduced professional fees were primary drivers of the 25.0% reduction in Selling, General and Administrative (SG&A) expenses.

“We are on track with our plan to deploy changes across our operating network to deliver improved financial results, while maintaining high levels of flexibility and client satisfaction,” said John Boucher, president and chief executive officer of ModusLink Global Solutions. “Our actions are taking hold and beginning to demonstrate bottom-line results as shown by improved profitability for the first quarter.”

Adjusted EBITDA for the first quarter of fiscal 2014 was $8.5 million, compared to Adjusted EBITDA of $2.1 million for the same period in fiscal 2013. EBITDA represents earnings before interest, income tax expense, depreciation and amortization, and Adjusted EBITDA represents EBITDA excluding certain items. Please refer to the non-GAAP information and table reconciling the Company’s Adjusted EBITDA to its GAAP net income/(loss) below.

On January 11, 2013, the Company sold its Tech for Less (“TFL”) operations. Revenue and results from continuing operations exclude the results of TFL, which have been reclassified to discontinued operations in the Company’s statements of operations for all periods.

About ModusLink Global Solutions

ModusLink Global Solutions, Inc. (NASDAQ: MLNK) executes comprehensive supply chain and logistics services that are designed to improve clients’ revenue, cost, sustainability and customer experience objectives. ModusLink is a trusted and integrated provider to the world’s leading companies in consumer electronics, communications, computing, medical devices, software and retail. The Company’s operating infrastructure annually supports more than $80 billion of its clients’ revenue and manages approximately 451 million product shipments through more than 25 sites across North America, Europe, and the Asia/Pacific region. For details on ModusLink’s flexible and scalable solutions visit www.moduslink.com and www.valueunchained.com, the blog for supply chain professionals.

Non-GAAP Information

In addition to the financial measures prepared in accordance with generally accepted accounting principles, the Company uses Adjusted EBITDA, a non-GAAP financial measure, to assess its performance. EBITDA represents earnings before interest, income tax expense, depreciation and amortization. We define Adjusted EBITDA as EBITDA excluding the effects of professional fees associated with our SEC inquiry and financial restatement, strategic alternatives and other professional fees, the settlement of the TFL acquisition escrow, executive severance and employee retention, restructuring, share-based compensation, impairments of goodwill and long-lived assets, other non-operating gains or losses, net, equity in losses of affiliates and impairments, and discontinued operations.

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We believe that providing Adjusted EBITDA to investors is useful as this measure provides important supplemental information of our performance to investors and permits investors and management to evaluate the operating performance of our core supply chain business. We use Adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, determining a component of incentive compensation for executive officers and other key employees based on operating performance and evaluating short-term and long-term operating trends in our core supply chain business. We believe that the Adjusted EBITDA financial measure assists in providing an enhanced understanding of our underlying operational measures to manage the core supply chain business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision making.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies.

A table reconciling the Company’s EBITDA and Adjusted EBITDA to its GAAP net income/(loss) is included in this release.

ModusLink Global Solutions is a registered trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

This release contains forward-looking statements, which address a variety of subjects. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s ability to execute on its business strategy, including its cost reduction plans and the continued and increased demand for and market acceptance of its services, which could negatively affect the Company’s ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally; uncertainties and volatility relating to global economic conditions, especially in the technology sector; unanticipated declines in, or failure to achieve the anticipated levels of, the demand for our clients’ products; potential strains on managerial and operational resources resulting from expanded operations; failure to realize expected benefits of restructuring and cost-cutting actions; inability to expand operations in accordance with the Company’s business strategy; insufficient cash balances that could prevent the Company from meeting business or investment goals; difficulties integrating technologies, operations and personnel in accordance with the Company’s business strategy; customer losses; demand variability in supply chain management clients, to which the Company sells on a purchase order basis rather than pursuant to contracts with minimum purchase requirements; risks inherent with conducting international operations; changes in tax rates in jurisdictions where profits are determined to be earned and taxed; changes in estimates of tax credits, benefits and deductions; unfavorable resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties and the ability to realize deferred tax assets; adverse conditions in the mergers and acquisitions or IPO markets, which could prevent liquidity for securities in the Company’s venture capital portfolio; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to

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the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contact:

Robert Joyce

781-663-5120

ir@moduslink.com

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ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	October 31,	July 31,
	2013	2013
Assets:
Cash and cash equivalents	$67,553	$77,916
Accounts receivable, net	161,378	142,098
Inventories	81,002	61,322
Prepaid and other current assets	10,061	9,750

Total current assets	319,994	291,086

Property and equipment, net	32,150	34,290
Investments in affiliates	7,837	7,970
Goodwill	3,058	3,058
Intangible assets, net	1,484	1,764
Other assets	5,706	5,528

Total assets	$370,229	$343,696

Liabilities:
Accounts payable	$131,691	$110,148
Accrued restructuring	1,393	4,670
Accrued expenses	39,837	34,748
Other current liabilities	26,403	26,865

Total current liabilities	199,324	176,431

Long-term portion of accrued restructuring	566	494
Other long-term liabilities	10,140	9,866

Total liabilities	210,030	186,791

Stockholders’ equity:	160,199	156,905

Total liabilities and stockholders’ equity	$370,229	$343,696

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended October 31,
	2013	2012	Fav (Unfav)

Net revenue	$191,415	$197,051	(2.9%)
Cost of revenue	169,420	178,427	5.0%

Gross profit	21,995	18,624	18.1%

	11.5%	9.5%	2.0%
Operating expenses:
Selling, general and administrative	18,115	24,141	25.0%
Amortization of intangible assets	280	285	1.8%
Restructuring, net	979	1,470	33.4%

Total operating expenses	19,374	25,896	25.2%

Operating income (loss)	2,621	(7,272)	136.0%

Other income (expense), net	(946)	(1,650)	42.7%

Income (loss) from continuing operations before taxes	1,675	(8,922)	118.8%
Income tax expense	1,137	909	(25.1%)

Income (loss) from continuing operations	538	(9,831)	105.5%

Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	79	(829)	109.5%

Net income (loss)	$617	$(10,660)	105.8%

Basic and diluted income (loss) per share from:
Income (loss) from continuing operations	$0.01	$(0.22)	104.8%

Income (loss) from discontinued operations	0.00	(0.02)	107.7%

Net income (loss)	$0.01	$(0.24)	105.0%

Shares used in computing basic income (loss) per share	51,438	43,589

Shares used in computing diluted income (loss) per share	51,493	43,589

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information by Operating Segment

(In thousands)

(Unaudited)

	Three months ended
	October 31,	October 31,
	2013	2012

Net revenue:

Americas	$76,575	$63,909
Asia	45,390	56,375
Europe	60,616	68,930
All other	8,834	7,837

Total net revenue	$191,415	$197,051

Operating income (loss):

Americas	$3,488	$(2,036)
Asia	5,851	7,174
Europe	(2,346)	(3,829)
All other	585	405

Total segment operating income (loss)	7,578	1,714
Other reconciling items	(4,957)	(8,986)

Total operating income (loss)	$2,621	$(7,272)

ModusLink Global Solutions, Inc. and Subsidiaries

Reconciliation of Selected Non-GAAP Measures to GAAP Measures

(In thousands)

(Unaudited)

NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA1

	Three months ended
	October 31,	October 31,
	2013	2012

Net income (loss)	$617	$(10,660)

Interest income	(102)	(78)
Interest expense	213	99
Income tax expense	1,137	909
Depreciation	3,474	3,610
Amortization of intangible assets	280	285

EBITDA	5,619	(5,835)

SEC inquiry and financial restatement costs	1,779	3,681
Strategic alternatives and other professional fees	16	290
Executive severance and employee retention	—	601
Restructuring	979	1,470
Share-based compensation	512	493
Other non-operating (gains) losses, net	(471)	293
Equity in losses of affiliates and impairments	134	310
Discontinued operations	(79)	829

Adjusted EBITDA	$8,489	$2,132

[1]	The Company defines Adjusted EBITDA as net income (loss) excluding net charges related to interest income, interest expense, income tax expense, depreciation, amortization of intangible assets, SEC inquiry and restatement costs, strategic alternatives and other professional fees, the settlement of the TFL acquisition escrow, executive severance and employee retention, restructuring, share-based compensation, impairment of goodwill and long-lived assets, other non-operating (gains) losses, net, equity in losses of affiliates and impairments and discontinued operations.